Exhibit 99.1

For more information contact:
Paul Broughton
804-527-7618
pbroughton@markelcorp.com

FOR IMMEDIATE RELEASE

Robert Cox joins Markel as President and Chief Operating Officer to oversee all insurance operations

Richmond, Virginia, July 11, 2018 — Markel Corporation (NYSE: MKL) announced today an enhanced leadership structure designed to accelerate growth, build on its financial strength, and deliver value to its customers. Robert Cox will join Markel in the newly created position of President and Chief Operating Officer, Insurance Operations. In support of integrating its insurance operations, Cox will oversee Markel’s insurance divisions to include Markel Assurance, Markel Specialty, and Markel International, in addition to Sales and Marketing. Cox will report to Richie Whitt, Co-Chief Executive Officer.

Markel also announced the promotions of Brad Kiscaden to President and Chief Administrative Officer, and Bryan Sanders to President, US Insurance. All leadership changes will be effective September 5, 2018.

“The addition of Bob to our executive leadership team and the promotions of Brad and Bryan strengthen our focus on profitable growth and delivering the best value and services for our customers,” said Richie Whitt, Co-Chief Executive Officer. “These moves will accelerate our ability to deliver on these goals.”

Cox brings more than 35 years of insurance leadership experience. Previously, Cox was Executive Vice President and Chief Operating Officer for Chubb where he led worldwide operations of Chubb Specialty Insurance. During his career, he held several executive positions and has extensive experience in all areas of specialty and commercial property and casualty insurance and working in multiple distribution channels worldwide.

“We are excited to welcome Bob to Markel, and we are confident his diverse background will be a tremendous asset to our company,” said Whitt. “We look forward to Bob’s abilities to lead and grow Markel’s insurance operations.”

Kiscaden has been Executive Vice President and Chief Actuarial Officer since 2012. He joined Markel in 1986 and has served in a variety of leadership positions. In his new role, Kiscaden will continue to report to Whitt and oversee global actuarial operations, catastrophe management, information technology, information management, underwriting product line leadership, and claims.

“Brad’s experience with Markel has given him a deep understanding of our operations across the globe, and he has played a critical role in a number of key initiatives to grow the business,” said Whitt. “Brad’s commitment, leadership, and extensive knowledge of our organization make him the ideal candidate for this important role.”

Sanders has been President of the Markel Assurance division since 2017. Prior to the creation of Markel Assurance in late 2017, he was President, Markel Wholesale. In his new role, Sanders will report to Cox and oversee the Markel Assurance and Markel Specialty divisions. He has more than 36 years of industry experience, and he joined Markel in 2013 as part of the Alterra acquisition. He has held leadership positions with Alterra Specialty, Max Specialty, Hilb Rogal and Hobbs (HRH) Company, and MacDuff Underwriters, Inc.

Whitt commented, “Bryan has built relationships and a level of expertise that has proven invaluable for our production partners and customers. He has played an integral role in helping Markel maintain its leadership position and increase our market presence in both the wholesale and retail marketplace. I know that he will continue to move us forward in leading the Markel Assurance and Markel Specialty divisions.”

As a team, Cox, President and COO; Kiscaden, President and CAO; Sanders, President, US Insurance; and William Stovin, President, Markel International, will provide executive leadership and oversight of insurance operations.

About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at markelcorp.com.

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